Exhibit 10.2

CONTRACT # LS2012-

between

ROYAL CANADIAN MINT

and

SPROTT ASSET MANAGEMENT LP

FOR AND ON BEHALF OF

SPROTT PHYSICAL PLATINUM AND PALLADIUM TRUST

PALLADIUM

STORAGE AGREEMENT

PALLADIUM STORAGE AGREEMENT

THIS AGREEMENT made in duplicate the        day of         , 2012.

B E T W E E N:	ROYAL CANADIAN MINT,
Ottawa, Ontario, Canada, a Body Corporate established by the Royal Canadian Mint Act, R.S.C., 1985, c. R-9.
(hereinafter referred to as the “Mint”)

OF THE FIRST PART

A N D:

SPROTT ASSET MANAGEMENT LP
for and on behalf of Sprott Physical Platinum and Palladium Trust, a trust organized under the laws of the Province of Ontario
(hereinafter referred to as the “Customer”)

OF THE SECOND PART

The Mint and the Customer hereby agree as follows:

1.  Definitions

In the Agreement (as defined below), the following terms and expressions have the following meanings:

“Agreement” means this agreement and any document referred to in this agreement as forming part of this agreement.

“Business Day” means any Monday to Friday inclusively, excluding holidays observed by the Mint.

“Confidential Information” means all information received by the Customer from the Mint during the course of the Agreement, whether disclosed in written, oral or visual form, which is expressly identified by the Mint as confidential at the time of disclosure or that a reasonable person would consider, from the nature of the information or circumstances of disclosure as being confidential.  Confidential Information includes, but is not limited to, customer lists, information relating to the research, development, technology, know how, pricing, finances, marketing or business plans and general affairs of the Mint.

“Contracting Authority” means the representative of a party who is responsible for the management and administration of the Agreement.

“Force Majeure” means circumstances or causes beyond the Mint’s and/or a Sub-Custodian’s and/or the Customer’s reasonable control, including, without limitation, acts or omissions or the failure to cooperate of either the Customer, the Mint or the Sub-Custodian, as applicable (including, without limitation, entities or individuals under its control, or their respective officers, directors, employees or other personnel and agents), acts or omissions or the failure to cooperate by any third party, fire or other casualty, act of God, strike or labour dispute, war or other violence, or any law, order or requirement of any governmental agency or authority.

“herein”, “hereby”, “hereunder”, when used in any section shall, unless the contrary is apparent from the context, be understood to relate to the Agreement as a whole, and not merely to the section in which they appear.

“Improperly Packed Pallet” means plates or ingots that are not securely or safely packed on a well constructed sturdy wood pallet, based on industry standards.

“London Good Delivery” means palladium plates and ingots that meet the standard measure of quality in palladium bullion as set forth by the LPPM.

“LPPM” means the London Platinum and Palladium Market.

“Mint’s Facility” means, at the Mint’s choice, the Mint’s premises located at 520 Lagimodière Blvd., Winnipeg, Manitoba, R2J 3E7, or any other safe storage facility located in Canada used by the Mint for the purposes set out herein, including the facility of a Sub-Custodian, whether or not the Mint is the owner or tenant of said other facility or otherwise.

“Palladium” shall mean Palladium in the form of London Good Delivery plates or ingots.

“Property” means Palladium (as defined hereunder) that belongs to the Customer or in regards to which the Customer is the duly authorized agent of the owner.

“Receipt of Deposit” means the document issued by the Mint and confirming the count and the total weight of Palladium, in troy ounces, received by the Mint in a particular delivery.

“Sub-Custodian” means a sub-custodian, agent or depository appointed by the Mint from time to time, to perform any of the Mint’s duties under the Agreement, including the safekeeping of Property.

“Transfer of Allocated Storage” means the transfer of allocated Palladium to another customer allocated storage account held by the Mint or a Sub-Custodian.

“Withdrawal” means the physical removal of the Property or a portion thereof from the Mint’s Facility.

2.                            Headings

The headings in this Agreement are for convenience only and shall not affect in any way the meaning of the provisions to which they refer.

3.                            Gender and Number

In the Agreement, unless the context requires otherwise, words importing a singular number include the plural and vice versa and words importing the masculine include the feminine and neuter and vice versa.

4.                            Currency

Unless otherwise indicated, any reference to currency is to U.S. currency and any amount advanced, paid or calculated is to be advanced, paid or calculated in U.S. currency.

5.                            Schedule

The following schedule is attached to and forms part of the Agreement:

•                      Rate Schedule

6.  Contracting Authority

(a)         The Chief Operating Officer, an officer of the Mint, is the Contracting Authority for the Mint.

(b)         The Chief Financial Officer, an officer of the Customer, is the Contracting Authority for the Customer.

(c)          No delegation of authority and authorization of a representative by the Contracting Authority of the Mint or by the Contracting Authority of the Customer shall be effective unless the authorization and delegation is in writing, specifying the nature and extent of the authorization given and the names of the representatives, and is duly executed and delivered to the Customer or the Mint, as the case may be, by the Contracting Authority.

7.  Description of Service

(a)         The Mint agrees to maintain an inventory of Property on behalf of the Customer at the Mint’s Facility under the terms and conditions set forth in the Agreement and the Mint agrees to exercise the same degree of care and diligence in safeguarding the Property as any reasonably prudent person acting as a custodian would exercise in the same circumstances.

(b)         From time to time during the term of the Agreement, the Customer shall give written notice (hereinafter an “Initial Notice”) to the Mint of its intention to have Property delivered to and stored at the Mint’s Facility.  The Initial Notice shall be delivered to the Mint at least three (3) Business Days prior to the Business Day the Customer intends for the Property to be delivered to the Mint’s Facility. Within one (1) Business Day of the receipt of an Initial Notice, the Mint shall confirm to the Customer an acceptable receipt date for the delivery of the Property. The Mint reserves the right to suggest an alternative receipt date for delivery, or refuse receipt of a delivery in the event of storage capacity limitations.

(c)          Initial Notices shall specify the amount, weight in troy ounces, type, assay characteristics, serial numbers and brand(s) of the Property to be stored.  Assay characteristics shall be denoted in troy ounces to two (2) decimal places.  The Customer agrees that it shall never conceal or misrepresent any material fact or circumstance concerning the Property delivered to the Mint’s Facility.  The Initial Notice shall also inform the Mint as to the identity of the armoured carrier company that will transport the Property on behalf of the Customer to the Mint’s Facility.

(d)         All costs relating to the delivery of the Property to and from the Mint’s Facility, such as, but not limited to, transportation and insurance costs, shall be borne by the Customer.

(e)          If the Property arrives at the Mint’s Facility without the Customer having given the Initial Notice or if the Property arrives in advance of receiving a confirmed receipt date from the Mint, in accordance with Sub-Clauses 7(b) and (c), the Mint has the right and may choose not to store such Property.  In such an event, the Customer shall forthwith arrange for the return of the Property at its cost and expense and shall inform the Mint of the Customer’s carrier or representative to whom the Mint is to remit the Property for its return, the Business Day on which the Property is to be remitted to said carrier or representative, said carrier’s or representative’s vehicle model and registration number, and any other details which may be requested by the Mint, acting reasonably, in relation thereto.

(f)           In accordance with Sub-Clause 14(a) herein, Property shall be deemed received from the time (i) said Property has been taken into the Mint’s or, as applicable, the Sub-Custodian’s, possession and control, whether through physical delivery or through a Transfer of Allocated Storage, and (ii) the Mint has issued to the Customer a Receipt of Deposit for said Property.

(g)          Except as provided under Sub-Clause 7(e), upon receiving Property at the Mint’s Facility, the serial numbers stated in the Initial Notice will be compared to the respective serial numbers imprinted on each plate and/or ingot delivered by the Customer. Each plate and/or ingot will also be weighed and compared with the weight stated in the Initial Notice.

(h)         Once serial numbers and weights stated in the Initial Notice have been successfully verified, the Mint shall confirm to the Customer receipt of said Property by providing to the Customer by facsimile or electronic transmission a Receipt of Deposit confirming the count and total weight of the Palladium received in troy ounces.

(i)             In the event of a discrepancy between the plate and ingot count performed at time of receipt of the Property at the Mint’s Facility and the information stated in the Initial Notice, the Customer shall be promptly notified of such a discrepancy. In such a case, all activity will be suspended and the Customer shall forthwith either: (i) arrange for the return of the Property at its cost and expense, in which case the Customer shall inform the Mint of the Customer’s carrier or representative to whom the Mint is to remit the Property for its return, the Business Day on which the Property is to be remitted to said carrier or representative, said carrier’s or representative’s vehicle model and registration number, and any other details which may be requested by the Mint in relation thereto; or (ii) issue a revised Initial Notice to correct said discrepancy, to which the Mint will promptly provide an acknowledgment of receipt and content of same.

(j)            In the event a discrepancy is discovered of one half troy ounce (0.5 troy oz) or more between the weight of the Property stated in the Initial Notice and the weight as calculated at the time of receipt at the Mint’s Facility, the Mint shall promptly notify the Customer of such a discrepancy.  In such a case, the Mint will suspend all activity and the Customer shall forthwith either: (i) arrange for the return of the Property at its cost and expense, in which case the Customer shall inform the Mint of the Customer’s carrier or representative to whom the Mint is to remit the Property for its return, the Business Day on which the Property is to be remitted to said carrier or representative, said carrier’s or representative’s vehicle model and registration number, and any other details which may be requested by the Mint in relation thereto; or (ii) issue a revised Initial Notice to correct said discrepancy, to which the Mint will promptly provide an acknowledgement of receipt and content of same.

(k)         The parties expressly understand and agree that the Mint does not assume any liability as to the authenticity or assay characteristics of any Property and/or in regards to any discrepancies identified between the weight and count of the Property as stated in the Initial Notice and the actual weight and count of the Property delivered.

(l)             If the Property arrives at the Mint’s Facility on Improperly Packed Pallets, the Customer will be notified by the Mint that it considers the state of the packing to pose a potential safety hazard and the Mint will repack the pallets at the Customer’s expense at the rate set out in the rate schedule attached hereto (the “Rate Schedule”).

(m)     From time to time during the term of the Agreement and for the fee set forth in the Rate Schedule, the Customer may give written notice to the Mint of its intention to withdraw Property from the Mint’s Facility.  Such written notice shall be delivered to the Mint at least three (3) Business Days prior to the Withdrawal date and shall: (i) specify the Property to be withdrawn from the Mint’s Facility, including a list specifying, for each plate and/or ingot to be withdrawn, the serial number, the brand, the weight in troy ounces, and the fineness; (ii) specify the Business Day on which the Withdrawal is to occur; and (iii) contain the name of the Customer’s carrier or representative, the vehicle model and registration number and other details which may be requested by the Mint relating to the Customer’s carrier or representative authorized to take delivery of the Property to be withdrawn.

(n)         All costs relating to the Withdrawal of the Property, such as, but not limited to, transportation and insurance costs, shall be borne by the Customer.

(o)         Upon receipt of proper and complete instructions in writing from the Customer, and for the fee set forth in the Rate Schedule, the Mint will transfer the Property or a portion thereof to a third party who has an allocated storage account with the Mint. The written transfer order must be signed by an authorized representative of the Customer in accordance with Sub-Clause 7(p). Transfers of Allocated Storage shall be processed within one (1) Business Day from reception of proper and complete instructions in writing and will be confirmed to the recipient by facsimile on the day of transfer.

(p)         The Customer shall provide the Mint with the names and signatures of the Customer’s authorized representatives who are empowered to issue orders for Transfers of Allocated Storage or for Withdrawals of the Property from the Mint’s Facility.  It is expressly understood and agreed that the Mint shall not be liable for any transfer of Property made under a Transfer of Allocated Storage or for any Withdrawal order fraudulently executed in the name of an authorized Customer representative, nor for any transfer of Property under a Transfer of Allocated Storage or for a Withdrawal made where the authority of any such representative has been revoked and the Mint has not been notified thereof in writing in due time.

(q)         Nothing contained in the Agreement shall create between the parties the relationship of principal and agent, mandatory and mandatary, partnership or joint venture. The Customer has no authority to and undertakes not to make any representation relating to the Mint, nor give any warranty or representation on behalf of the Mint, without the Mint’s prior written authorization. The Customer will be liable for any and all damages, losses and costs, including special, incidental, consequential, indirect and punitive damages, losses and costs (including lost profits and lost savings) suffered by the Mint as a result of a breach of any of the above undertakings. The Customer recognizes and acknowledges that any breach or threatened breach of the above undertakings may cause the Mint irreparable harm for which monetary damage may be inadequate. The Customer agrees therefore that the Mint shall be entitled to seek an injunction to restrain the Customer from such breach or threatened breach.

8.  Sub-Custodian

Subject to applicable law, including for greater certainty National Instrument 81-102 — Mutual Funds, the Mint may, at its discretion and with the consent of the Customer which consent shall not be unreasonably withheld, appoint one or more Sub-Custodians to perform any of its duties under the Agreement including the custody and safekeeping of Property.  The Customer hereby consents to the appointment of Via Mat International (USA) Inc. as a Sub-Custodian.  The Mint will, on request, provide the Customer with the name and address of any Sub-Custodian of the Property along with any other information which the Customer may reasonably require concerning the appointment of the Sub-Custodian(s).

9.  Segregation of Property

The Mint shall, and shall cause any Sub-Custodian to, keep the Property specifically identified as the Customer’s Property and physically segregated at all times from any other property belonging to the Mint or other of its customers.

10.  Inventory Statements

The Mint will send the Customer an inventory statement on a monthly basis.  The monthly inventory statements will also include a summary of all Receipts of Deposit, Transfers of Allocated Storage and Withdrawals of Property for the previous month.  Such inventory statement shall be issued no later than seven (7) Business Days following the end of each calendar month.

11. Audit and Security and Safety Requirements

Following a minimum of two (2) weeks prior written notice, the Mint will allow the Customer’s authorized employees and representatives access to the Mint’s Facility for the purpose of performing a physical audit of the Property held in custody by the Mint and/or, as applicable, by a Sub-Custodian, provided that such audit does not disrupt the routine operation of the Mint’s Facility and is held on a Business Day during the Mint’s and/or, as applicable, the Sub-Custodian’s regular business hours.  The Customer’s employees and representatives will also have access to the Mint’s and/or, as applicable, the Sub-Custodian’s inventory records relating to the Property.  The Customer’s employees and representatives shall present proper credentials to the Mint’s Facility manager as a condition of being admitted to the Mint’s Facility.

The Customer agrees to be bound by the applicable security procedures and policies relating to the access to the Mint’s Facility. All authorized employees and representatives who are allowed access to the Mint’s Facility pursuant to the Agreement will be subject to security clearance prior to being admitted to the Mint’s Facility.

The Customer’s authorized employees and representatives could possibly be subject to search while at the Mint’s Facility.

Prior to arriving at the Mint’s Facility, the Customer shall obtain, from the Contracting Authority, the details of the applicable safety regulations.

12.                               Indemnity

(a)             The Customer shall indemnify and hold harmless the Mint, its directors, officers, employees and agents, from and against any damages and/or losses, including, but not limited to loss, destruction and/or damage to Property, any injuries, including, but not limited to, bodily injuries or death, any costs or expenses and/or any claim, action, suit or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of the presence of any of the Customer’s employees, agents, representatives and/or contractors on the premises of the Mint’s Facility and/or arising out of the entering and/or leaving therefrom in connection with the Agreement.

(b)             The Customer warrants that it has legal title to the Property delivered and stored in the Mint’s Facility or is the duly authorized agent of the owner of the Property, with the right in either instance to transfer possession of the Property to the Mint and/or, as applicable, to a Sub-Custodian, free and clear of all liens and encumbrances.  The Customer shall indemnify and hold harmless the Mint, its directors, officers, employees and agents, from and against any damages, losses, injuries, costs or expenses or any claim, action, suit or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of any breach of this warranty.

13.                               Service Charges and Payment

(a)         Except as otherwise provided for in the Agreement, the Customer shall pay the Mint, for the services provided by the Mint under the Agreement, upon presentation of monthly invoices, the charges invoiced in accordance with the rates set forth in the Rate Schedule.

(b)        Federal, Provincial and/or local taxes, where applicable, shall be added to the charges invoiced in accordance with the rates set forth in the Rate Schedule.

(c)          The Customer shall effect payment to the Mint for value in USD funds by wire transfer using the following instructions:

US Correspondent Bank:	JP Morgan Chase
New York, N.Y.
ABA#: 021000021

Destination Bank:	Royal Bank of Canada
90 Sparks Street
Ottawa, Ontario
Canada
SWIFT#: ROYCCAT2

Beneficiary:	Royal Canadian Mint
Transit:	00006
Account:	400-216-8

(d)         All charges remaining unpaid after the invoice due date will be subject to interest at a rate of 1½ percent (1.5%) per month, but in no event to exceed the highest rate allowed by applicable law.

(e)          The Mint may increase the rates set forth in the Rate Schedule following a thirty (30) calendar day written notice to that effect in the event of a change in economic conditions beyond the Mint’s control which increases operating costs incurred by the Mint. Within ten (10) Business Days of receipt of said notice, the Customer may provide the Mint with written instructions for the return of the Property. The costs for returning the Property shall, in such an event, be borne by the Customer.

(f)           If the Customer defaults in the full and timely payment of any monies due to the Mint pursuant to the Agreement and/or the terms stated in the Mint’s invoice, or otherwise defaults in the performance of any of the Customer’s other obligations to the Mint, then the Customer shall be responsible for, without prejudice to the Customer’s other obligations pursuant to the Agreement and/or by way of law and/or equity, the reimbursement of any legal fees and other reasonable costs and expenses incurred by the Mint in the collection of any said monies due to the Mint (which monies, obligations, fees, costs and expenses shall hereinafter be collectively referred to as the “Unpaid Obligations”), and the Mint, in addition to any and all other rights and remedies provided for in the Agreement and/or by way of law and/or equity, shall be permitted to retain as a credit and to offset against such Unpaid Obligations, on a dollar for dollar basis, any Property deposited or caused to have been deposited with or otherwise delivered to the Mint’s Facility for safekeeping or for any other purpose on behalf of the Customer.

(g)          It is agreed that the Mint will have no obligation to proceed with a requested Withdrawal and/or a Transfer of Allocated Storage until all sums due to the Mint pursuant to the Agreement have been paid in full.

14.           Risk and Liability

(a)         Except as otherwise provided in the Agreement, the Mint shall bear all risks of physical loss or damage to Property delivered to the Mint’s Facility for storage under the Agreement from the time: (i) said Property has been taken into the Mint’s or, as applicable, the Sub-Custodian’s, possession and control, whether through physical delivery or through a Transfer of Allocated Storage; and (ii) the Mint has issued to the Customer a Receipt of Deposit for said Property. The Mint’s liability shall terminate in respect of any portion of the Property upon the earliest to occur of: (a) the expiration or termination of the Agreement, whether or not the Property remains in the Mint’s Facility; (b) the transfer of the Property under a Transfer of Allocated Storage; or (c) remittance of Property to the Customer’s carrier or representative in the event of a Withdrawal.

(b)         The Customer shall ensure that Property sent to the Mint’s Facility is packaged in accordance with the custom of the trade so that the Property is not reasonably susceptible to damage.

(c)          Conditional upon the Customer giving a written notice in the time and manner described in Clause 15 herein, in the event of physical loss or destruction of Property (whether through fraud, theft, negligence or otherwise and regardless of culpability by the Mint) for which the Mint bears the risks of physical loss or destruction as provided in Sub-Clause 14(a), the Mint will either, in its discretion: (i) replace the lost or destroyed Property as soon as practicable following receipt from the Customer of the written notice in the time and manner described in Clause 15 herein, based on the advised weight and advised assay characteristics provided in the Customer’s Initial Notice; or (ii) compensate the Customer for the monetary value of the lost or destroyed Property within fifteen (15) calendar days following receipt of proof of loss by a loss adjuster, based on the advised weight and assay characteristics provided in the Customer’s Initial Notice and the market value of the lost or destroyed Property, using the Palladium Fixing of the LPPM on the first (1st) Business Day following receipt of said written notice from the Customer identifying said loss or destruction; or (iii) replace a portion of the lost or destroyed Property as soon as practicable following receipt from the Customer of the written notice in the time and manner described in Clause 15 herein, based on the advised weight and advised assay characteristics provided in the Customer’s Initial Notice, and compensate the Customer for the monetary value of the remaining portion of the lost or destroyed Property within fifteen (15) calendar days following receipt of proof of loss by a loss adjuster, based on the advised weight and assay characteristics provided in the Customer’s Initial Notice and the market value of the lost Property, using the Palladium Fixing of the LPPM on the first (1st) Business Day following receipt of said written notice from the Customer identifying said loss or destruction.

(d)         Conditional upon the Customer giving a written notice in the time and manner described in Clause 15 herein, in the event of physical damage to Property for which the Mint bears the risks of physical loss or damage as provided in Sub-Clause 14(a), the Mint will restore the portion of damaged Property to at least as good as state as set forth in the Initial Notice delivered under Sub-Clause 7(i), or if any revised Initial Notice has been delivered, pursuant to Sub-Clause 7(j) as set out in such revised Initial Notice.

(e)          Upon replacement of and/or monetary compensation for the lost and/or destroyed Property as provided for above, the Customer hereby agrees to and does hereby assign to the Mint all of its right, title and interest in said lost and/or destroyed Property; upon replacement of lost and/or destroyed Property and/or upon restoration of damaged Property, the Customer hereby agrees to and does hereby assign to the Mint all of its rights of recovery against third parties that are the subject of a claim and/or against whom a claim can be instituted, and to execute any documents as may be reasonably necessary to perfect such assignment upon request by the Mint or the Mint’s insurers.

(f)           The Mint shall provide the Customer with not less than 30 calendar days written notice of any cancellation or termination of any afforded insurance coverage of the Property, whether provided by the Mint and/or the Sub-Custodian.

15.           Notice of Claims

(a)         The Customer and the Mint shall maintain a record of all Property delivered to the Mint.

(b)         In the event of loss, damage or destruction of the Property under the Agreement or any portion thereof, the Customer shall give written notice to the Mint informing the latter of such an event within five (5) Business Days from the discovery of any such loss, damage or destruction, but, in the case of loss or destruction of the Property, in no event more than thirty (30) calendar days after delivery by the Mint to the

Customer of an inventory statement in which a discrepancy first appears.  In the case of loss or destruction of the Property, said written notice is to include an affirmative written proof of the Property lost or destroyed, subscribed and sworn to by the Customer and substantiated by the books, records and accounts of the Customer.  Unless notice is given as aforesaid, all claims shall be deemed to have been waived.  No action, suit or other proceeding to recover for any loss, damage or destruction shall be brought against the Mint unless notice shall have been given as aforesaid and unless such action, suit or proceeding shall have been commenced within twelve (12) months from the time said written notice is sent to the Mint pursuant to this paragraph.

(c)          The parties shall promptly and diligently assist each other to establish the identity of the Property lost or destroyed, and shall take all such other reasonable steps as may be necessary to assure the maximum amount of salvage at a minimum cost.

16.           Mint’s Limitation of Liability

In addition to any other limitations of liability of the Mint provided under the Agreement or by way of law, the Mint shall not be liable for any damages, losses, costs or expenses or for non-performance or delays of service caused by or resulting from any of the following, whether suffered directly or indirectly by the Mint and/or a Sub-Custodian:

(a)         either: (1) war, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack (i) by any government or sovereign power (de jure or de facto), or by any authority maintaining or using military, naval or air forces; or (ii) by military, naval or air forces; or (iii) by an agent of any such government, power, authority or forces; or (2) insurrection, rebellion, revolution, civil war, usurped power or action taken by governmental authority in hindering, combating or defending against such an occurrence or confiscation by order of any government or public authority.

(b)         either: (i) any chemical, biological, or electromagnetic weapon; (ii) the use or operation, as a means for inflicting harm, of any computer, computer system, computer software, computer software programme, malicious code, computer virus or process or any other electronic system; (iii) ionising radiations from or contamination by radioactivity from any nuclear fuel or from any nuclear waste or from the combustion of nuclear fuel; (iv) the radioactive, toxic, explosive or other hazardous or contaminating properties of any nuclear installation, reactor or other nuclear assembly or nuclear component thereof; (v) any weapon or device employing atomic or nuclear fission and/or fusion or other like reaction or radioactive force or matter; or (vi) the radioactive, toxic, explosive or other hazardous or contaminating properties of any radioactive matter.  The exclusion in this Sub-Clause 16(b)(vi) does not extend to radioactive isotopes, other than nuclear fuel, when such isotopes are being prepared, carried, stored, or used for commercial, agricultural, medical, scientific or other similar peaceful purposes.

(c)          any act of terrorism or any action taken in controlling, preventing, suppressing or in any way relating to any act of terrorism.  An act of terrorism means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear; or

(d)         strikes, lockouts or other labour disturbances, riots, authority of law, acts of God or means beyond the control of the Mint and/or any Sub-Custodian.

17.           Consequential Damages

The Mint shall not be liable under any circumstance whatsoever for special, incidental, consequential, indirect or punitive losses or damages (including lost profits or lost savings), except as a result of gross negligence or wilful misconduct by the Mint and whether or not the Mint had knowledge that such losses or damages might be incurred.

18.          Transportation of Property

Except when otherwise specified in the Agreement, all costs relating to the transportation and delivery of the Property to and/or from the Mint’s Facility are to be borne by the Customer.

In the event the Mint makes arrangements to have the Property transported to the Mint’s Facility or to deliver Property from the Mint’s Facility to the Customer’s facility or its designated consignee, such transportation service shall be performed pursuant to a separate agreement between the Customer and the Mint and the Customer shall reimburse the Mint for all costs associated therewith.

19.           Hazardous Substances and Right to Refuse Shipment

(a)         The Customer hereby certifies that any and all Property sent to the Mint’s Facility shall be free of hazardous substances including, but not limited to, beryllium, cadmium, mercury, polychlorinated biphenzyls and radioactive material.  The Mint reserves the right to sample and test the Property for the presence of hazardous substances.

(b)         The Mint shall have the right to refuse delivery or reject Property that, in the Mint’s opinion, acting reasonably, contains a hazardous substance, or is, or becomes, unsuitable or undesirable whether for metallurgical, environmental or other reasons.  Without prejudice to the Mint’s right to refuse delivery or reject Property as described above, prior to the Mint doing same, the Mint shall discuss the situation with the Customer.  In such an event, the Customer shall arrange for the return of the Property at its cost and expense and shall inform the Mint of the Customer’s carrier or representative to whom the Mint is to remit the Property for its return, the Business Day on which the Property is to be remitted to said carrier or representative, said carrier’s or representative’s vehicle model and registration number, and any other details which may be requested by the Mint in relation thereto.  Pending remittance of the Property to the Customer’s carrier or representative, the Mint may take action, as it considers appropriate, for the proper packaging and handling of the Property.  Any reasonable expenses incurred by the Mint in doing so shall be for the Customer’s account.

(c)          The Customer shall be liable and shall indemnify and hold harmless the Mint, its directors, officers, employees and agents, from and against any damages, losses, injuries, costs or expenses or any claim, action, suit or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of the presence of any hazardous substances contained in the Property.

20.           Force Majeure

Neither the Mint nor the Customer will be liable for failure to perform obligations under the Agreement if the failure is caused directly or indirectly by a case of Force Majeure.

21.           Term of the Agreement and Return of Property

The Agreement shall be effective as of the date first indicated above and shall continue thereafter for a term of three (3) years, unless earlier terminated in accordance with the terms of the Agreement.

The Customer shall arrange for the return of the Property prior to the expiration of the term of the Agreement or any renewal(s) thereof at its cost and expense and shall inform the Mint of the Customer’s carrier or representative to whom the Mint is to remit the Property for its return, the Business Day on which the Property is to be remitted to said carrier or representative, said carrier’s or representative’s vehicle model and registration number, and any other details which may be requested by the Mint in relation thereto.

Property left in storage at the Mint’s Facility after the expiration of the Agreement will be subject to storage and handling charges which may differ from those set out in the Rate Schedule attached hereto.  The Customer also agrees to reimburse the Mint for any and all costs incurred by the Mint by reason of the Property having been left in storage at the Mint’s Facility after the expiration of the Agreement.

22.           Termination for Default

Where: (i) the Customer is in default in carrying out any of its obligations under the Agreement and fails to correct said default within ten (10) Business Days following a written notice sent by the Mint to the Customer informing the latter of the default; (ii) the Customer is dissolved or adjudged bankrupt, or a trustee, receiver or conservator of the Customer or of its property is appointed, or an application for any of the foregoing is filed; or (iii) the Customer is in breach of any representation or warranty contained herein, the Mint may, upon giving written notice to the Customer, terminate the Agreement.

Where: (i) the Mint is in default in carrying out any of its obligations under this Agreement and fails to correct said default within ten (10) Business Days following a written notice sent by the Customer to the Mint informing the latter of the default; (ii) the Mint is dissolved or adjudged bankrupt, or a trustee, receiver or conservator of the Mint or of its property is appointed, or an application for any of the foregoing is filed; or (iii) the Mint is in breach of any representation or warranty contained herein, the Customer may, upon giving written notice to the Mint, terminate the Agreement.

Upon the giving of a written notice of termination by either party pursuant to the terms of the present clause, the Customer shall inform the Mint of the Customer’s carrier or representative to whom the Mint is to remit the Property for its return, the Business Day on which the Property is to be remitted to said carrier or representative, said carrier’s or representative’s vehicle model and registration number, and any other details which may be requested by the Mint in relation thereto. Pursuant to Sub-Clause 13(f), it is understood that the Mint will be permitted to retain as a credit and to offset against Unpaid Obligations, on a dollar for dollar basis, any Property deposited or caused to have been deposited or otherwise delivered to the Mint’s Facility for safe keeping or any other purposes on behalf of the Customer. Property left in storage at the Mint’s Facility after the termination date will be subject to storage and handling charges which may differ from those set out in the Rate Schedule attached hereto. Also, the Customer agrees to reimburse the Mint for any and all costs incurred by the Mint by reason of the Property having been left in storage at the Mint’s Facility after the termination date.

In case of termination by the Mint pursuant to the present section, the Customer shall be liable towards the Mint for all losses and damages which may be suffered by the Mint by reason of the default or occurrence upon which the notice was based.

In case of termination by the Customer pursuant to the present section, the Mint shall be liable towards the Customer for all losses and damages which may be suffered by the Customer by reason of default or occurrence upon which the notice was based.

23.           Termination for Convenience

Notwithstanding anything contained in the Agreement, the Mint may, at its sole discretion and at any time prior to the expiration of the term or any renewal(s) or extension(s) thereof, terminate the Agreement by giving the Customer thirty (30) calendar days written notice to that effect.

Upon a notice of termination being given pursuant to the terms of the present section, the Customer shall arrange for the return of the Property at the Mint’s cost and expense and shall inform the Mint of the Customer’s carrier or representative to whom the Mint is to remit the Property for its return, the Business Day on which the Property is to be remitted to said carrier or representative, said carrier’s or representative’s vehicle model and registration number, and any other details which may be requested by the Mint in relation thereto.  In accordance to Sub-Clause 13(f), it is understood that the Mint will be permitted to retain as a credit and to offset against Unpaid Obligations, on a dollar for dollar basis, any Property deposited or caused to have been deposited or otherwise delivered to the Mint’s Facility for safe keeping or any other purposes on behalf of the Customer. Property left in storage at the Mint’s Facility after the termination date due to the Customer not having given said return instructions prior to the termination date will be subject to storage and handling charges which may differ from those set out in the Rate Schedule attached hereto. Also, the Customer agrees to reimburse the Mint for any and all costs incurred by the Mint by reason of the Property having been left in storage at the Mint’s Facility after the termination date due to the Customer not having given said return instructions prior to the termination date.

In the event of termination under the present section, the Customer will have no claim for compensation except as otherwise specified in the Agreement and will have no claim for damages or loss of profit as a result of the termination.

24.           Notices

Any notice given under the Agreement will be in writing, and will be delivered by messenger, prepaid registered mail, facsimile or email to the following addresses:

If to the Mint:	If to the Customer:

Royal Canadian Mint	Steven Rostowsky
c/o Director, Mint Office	Chief Financial Officer
Sprott Asset Management LP
320 Sussex Drive	200 Bay Street, Suite 2700
Ottawa, Ontario, K1A 0G8	Toronto, ON M5J 2J2
Facsimile: (613) 998-1330	Facsimile: (416) 943-6497
E-mail: entwistle@mint.ca	E-mail: srostowsky@sprott.com

A party may change its address by informing the other party of the new address in writing in accordance with the above.  Each notice shall be deemed given: (i) when received, if delivered by messenger; (ii) upon confirmation of receipt, if given by facsimile or email;

or (iii) three (3) Business Days after the date of mailing when sent by prepaid registered mail.

25.           Waiver

The failure of a party to insist upon strict adherence to any term of the Agreement on one or more occasions will not be considered a waiver or deprive the party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement.

26.           Entire Agreement

The Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all previous negotiations and documents in relation thereto.  There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in the Agreement.  No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to or contemporaneous with the entering into the Agreement by any party to the Agreement to any other party to the Agreement, except to the extent that the same has been reduced to writing and included as a term of the Agreement, and none of the parties to the Agreement has been induced to enter into the Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact.  Accordingly, there is no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

27.           Amendments

Except as specifically provided for herein, the Agreement may not be waived, altered or amended except by an instrument in writing duly executed by the Customer and the Mint.

28.           Assignment

The Agreement shall be binding on the Customer and the Mint and their respective successors and permitted assigns.  Neither the Customer nor the Mint shall assign or transfer its rights or obligations hereunder without the prior written consent of the other.  Any such consent shall not be unduly delayed or unreasonably withheld.

29.           Applicable Law and Arbitration

The Agreement and all matters relating to the Agreement (whether in contract, statute, tort (including, without limitation, negligence) or otherwise), is governed by, and construed in accordance with, the laws of the Province of Ontario (without giving effect to the choice of law principles thereof).

Any dispute arising out of or in connection with the Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Act, R.S.C. 1985, c.17 (2nd Supp.) and any amendments thereto.  The number of arbitrators will be three (3).  The place of arbitration will be the City of Ottawa, Ontario, Canada.  The language to be used in the arbitral proceedings is English and/or French.

30.           No Bribe

The Customer warrants:

(a)         that no bribe, gift or other inducement has been paid, given, promised or offered to any official or employee of the Mint for, or with a view to, the obtaining of the Agreement by the Customer; and

(b)         that it has not employed any person to solicit or secure the Agreement upon any agreement for a commission, percentage, brokerage or contingent fee.

31.           Members of the House of Commons

No Member of the House of Commons shall be admitted to any share or part of the Agreement or to any benefit to arise therefrom.

32.           Confidentiality

The Customer shall keep confidential any Confidential Information provided to the Customer by or on behalf of the Mint.  The Customer shall not disclose any Confidential Information without the prior written consent of the Mint.

The Customer agrees to use any Confidential Information provided to the Customer by or on behalf of the Mint in connection with the Agreement only for the purpose of the Agreement.  The Customer acknowledges that all Confidential Information remains the property of the Mint.  Unless provided otherwise in the Agreement, the Customer shall deliver to the Mint all Confidential Information, together with every copy, draft, working paper and note that contains Confidential Information, upon expiration or termination of the Agreement or at such earlier time as the Mint may require.

The Customer’s obligations set out in this Clause do not apply to Confidential Information which:

a)                 is required to be disclosed by applicable legislation, government directives and/or polices;

b)                 is for the purpose of litigation

c)                  is at the time of disclosure to the Customer or thereafter becomes generally available to the public, other than as a result of a disclosure by the Customer in breach of the Agreement;

d)                  is or was received by the Customer on a non-confidential basis from a source other than the Mint if such source is not known to the Customer to be prohibited from disclosing the Confidential Information to the Customer by a confidentiality agreement with, or a contractual, fiduciary or other legal obligation to, the Mint or the Mint’s related parties; or

e)                   was known by the Customer prior to disclosure under the Agreement if the Customer was not subject to any contractual, fiduciary or other legal confidentiality obligation in respect of such Confidential Information and such prior knowledge can be proven by written records in the Customer’s possession prior to such disclosure.

Notwithstanding any other provision of the Agreement, the Mint acknowledges and expressly consents to the filing by the Customer of the Agreement on the System for Electronic Document Analysis and Retrieval and/or on the Electronic Data-Gathering Analysis and Retrieval System, and to the reference or references to the Agreement and its contents in any prospectus, annual information form or other documents of the Customer where reference is required per governing regulatory authority.  The Customer acknowledges that is has only been granted certain rights with respect to the information contained in this Agreement and that it has not been granted any marketing, advertising or sales promotion rights whatsoever relating to the content of this Agreement. Notwithstanding the above, and in accordance with Clause 32 herein, the Customer may disclose information contained in this Agreement, only where said disclosure is required pursuant body having the power to compel the production of information pertaining to this Agreement.

The Customer will be liable for any and all damages, losses and costs, including special, incidental, consequential, indirect and punitive damages, losses and costs (including lost profits and lost savings) suffered by the Mint as a result of a breach of any of the above confidentiality obligations.  The Customer recognizes and acknowledges that any breach or threatened breach of the above confidentiality obligations may cause the Mint irreparable harm for which monetary damage may be inadequate.  The Customer agrees therefore that the Mint would be entitled to seek an injunction to restrain the Customer from such breach or threatened breach.

All information regarding the Property, including, but not limited to: (i) kind, type, quantity, form and size of the Property in inventory at any time; and (ii) customers of the Customer to whom Property is released or transferred, is considered by the Customer to be confidential.  The Mint shall keep such information confidential and not use such information, either for its own benefit or for the benefit of any third party or disclose government directives and/or policies and except that the Mint may use and/or disclose such information in litigation; provided, however, that the Mint shall promptly notify the Customer of the circumstances requiring such disclosure (unless such notice is prohibited by order, subpoena, applicable legislation, government directives and/or policies).

33.           Investment Advice

It is understood and agreed that, as part of its services under the Agreement, the Mint has not undertaken a duty to supervise the Customer’s investment in, or to make any recommendation to the Customer with respect to, the purchase, sale or other disposition of any Property or the balance of Property the Customer maintains in inventory.

34.           Counterparts

The Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement.  Delivery by facsimile or by electronic transmission in portable document format (PDF) of an executed counterpart of the Agreement is as effective as delivery of an originally executed counterpart of the Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused the Agreement to be executed on its behalf by its duly authorized representative(s) as of the date and year first written above.

Royal Canadian Mint

By:
Beverley Lepine
Chief Operating Officer

By:
John Moore
Executive Director, Bullion & Refinery

Sprott Asset Management LP, for and on behalf of

Sprott Physical Platinum and Palladium Trust, by its general partner

Sprott Asset Management GP Inc.

By:
Name
Title

SCHEDULE A

RATE SCHEDULE to Palladium Storage Agreement bearing number LS2012- between the Royal Canadian Mint and Sprott Physical Platinum and Palladium Trust.

STORAGE AND HANDLING CHARGES

NOTE: Each individual applicable fee below will be charged using the following calculation, where (x) is the applicable fee:

[(1.08x)+x]*1.13 = total charge to be invoiced.

Applicable Fees:

1)             Storage Fees

Storage fees to be charged are in ‰ (per thousand) of the bullion value per calendar day, with a minimum monthly storage rate of $225.00 USD per month.

US$ value of Palladium exceeding:	Storage rate per month	Storage rate per day
1,000,000	0.1620 per $ 1,000	0.00531 per $ 1,000
3,000,000	0.1535 per $ 1,000	0.00503 per $ 1,000
5,000,000	0.1460 per $ 1,000	0.00479 per $ 1,000
10,000,000	0.1385 per $ 1,000	0.00454 per $ 1,000
25,000,000	0.1310 per $ 1,000	0.00430 per $ 1,000
50,000,000	0.0195 per $ 1,000	0.00300 per $ 1,000

2)             Other Service Fees:

2.1:	Handling Fees (Incoming/Outgoing):

	Bars > 1 kg/30 troy oz	$0.30 / kg, with a minimum $40.00 per incoming shipment

	Small bars, coins	$0.08 / item, with a minimum $50.00 per incoming shipment

2.2:	Issuing of Bar Lists	$90.00 / man hour

2.6:	Weighing/Re-packing of Bars	$90.00 / man hour

2.6:	Transfer of Allocated Storage	$50.00 / transfer

2.7:	Auditing Fee	$250.00 / man hour

Example:

45,000 oz deposited in a given month, valued at $650 USD per ounce (storage holdings total value of $29,250,000 USD)

Incoming Handling Fees	$419.89
Issuing of Bar List	$180.00	(est. 2 man hours)
Weighing/Re-Packing of Bars	$1,350.00	(est. 15 man hours)
Storage Fees	$3,831.75

TOTAL FEES PAYABLE:  [(5,781.64*1.08)+5,781.64]*1.13 = $13,589.17